CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the World Funds Trust, and to the use of our reports dated March 1, 2018 on the financial statements and financial highlights of REMS Real Estate Value-Opportunity Fund, REMS Real Estate Income 50/50 Fund, and REMS International Real Estate Value-Opportunity Fund, each a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2017 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 1, 2018